                                 AMENDMENT NO. 2
                                     TO THE
                          FINLAY RETIREMENT INCOME PLAN
                         (As Restated February 20, 2002)
                         -------------------------------


                  The Finlay Retirement Income Plan (the "Plan"), as restated February 20, 2002 and thereafter amended April 1, 2003, is hereby further amended in the following respects, effective January 1, 1997:

                  1.      Section 3.5.2 of the Plan is amended as follows:

                          (a)   The sixth sentence thereof is amended by adding
the following language at the end thereof after the words "beginning with the highest of such amounts":

                          , in the following manner. First, determine how much the actual contribution ratio (ACR) of the Highly Compensated Employee with the highest ACR would have to be reduced to satisfy the actual contribution percentage (ACP) test or cause such ratio to equal the ACR of the Highly Compensated Employee with the next highest ratio. Second, this process is repeated until the ACP test would be satisfied. The amount of excess aggregate contributions is equal to the sum of these hypothetical reductions multiplied, in each case, by the Highly Compensated Employee's Total Compensation.

                          (b)   The following sentence is added at the end
of Section 3.5.2:

                          The distribution (or forfeiture, if applicable) of excess aggregate contributions shall be made on the basis of the respective amounts attributable to each Highly Compensated Employee. The Highly Compensated Employees subject to actual distribution or forfeiture are determined using the "dollar leveling method" starting with the Highly Compensated Employee with the greatest dollar amount of employee, matching and other contributions treated as Matching Contributions for the Plan Year and continuing until the amount of the excess aggregate contributions has been accounted for.

                  2. Section 14.3 is amended by revising the third sentence thereof to read as follows:

                          Any such distribution of excess Elective
                          Contributions, and the corrective measures with respect to Matching Contributions and other excess contributions set forth below, shall be limited to the extent such excess Annual Additions result from contributions based on estimated annual compensation, the allocation of forfeitures, or a reasonable error in determining the amount of elective deferrals (within the meaning of Code section 402(g)(3)) that are permitted.


                  IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers this 29th day of May, 2003.


                                                 FINLAY ENTERPRISES, INC.



                                                 By:  /s/ Joseph M. Melvin
                                                      -----------------------
                                                      Joseph M. Melvin,
                                                      Chief Operating Officer

ATTEST:


/s/ Bonni G. Davis
-----------------------------
Bonni G. Davis
Secretary